Exhibit 99.1

Zhongpin Reports Higher Revenues and Net Income for Third Quarter 2011

CHANGGE and BEIJING, China, Nov. 8, 2011 /PRNewswire-Asia-FirstCall/ -- Zhongpin Inc. ("Zhongpin" or "the Company," Nasdaq: HOGS), a leading meat and food processing company in the People's Republic of China ("China"), today reported higher revenues and net income for the third quarter ended September 30, 2011 (the "third quarter 2011") than the third quarter ended September 30, 2010 (the "third quarter 2010").

Third quarter 2011 highlights:

•	Revenues increased 65% to $398.1 million in the third quarter 2011 from $241.1 million in the third quarter 2010.

•	Gross profit margin was 10.1% in the third quarter 2011 compared with 11.3% in the third quarter 2010.

•	Operating profit margin was 6.2% in the third quarter 2011 compared with 6.6% in the third quarter 2010.

•	Net profit margin was 4.6% in the third quarter 2011 compared with 6.1% in the third quarter 2010.

•	Net income increased 25% to $18.3 million in the third quarter 2011 from $14.7 million in the third quarter 2010.

•
Basic earnings per share were $0.46 in the third quarter 2011, up 9.5% from $0.42 in the third quarter 2010 on average basic shares outstanding that were 15% higher in the third quarter 2011 than in the third quarter 2010.

•
Diluted earnings per share were $0.46 in the third quarter 2011, up 9.5% from $0.42 in the third quarter 2010 on average diluted shares outstanding that were 13% higher in the third quarter 2011 than in the third quarter 2010.

•	Zhongpin maintained its guidance for the year 2011.

Mr. Xianfu Zhu, Chairman and Chief Executive Officer of Zhongpin Inc., said, "We continued to achieve good results in the third quarter 2011 in our operations, financial results, and geographic and capacity expansions.

"Revenues grew 65% and net income was up 25% from third quarter 2010 as we continued to invest aggressively to expand our operations and marketing to support higher revenues and net income for the future. Total tonnage sold of pork and other products was up 6.8%, with average prices up 54.6%, in third quarter 2011 over third quarter 2010.

"Given our strong performance in this third quarter, we have maintained our guidance for the year 2011.

"Our construction projects are on schedule, with three coming into operation in the fourth quarter. These projects will help support growth in our current markets and in our geographic market expansions in northern and eastern China, which we expect will result in higher sales and a larger market share of the national pork market. These three projects include two facilities for chilled and frozen pork and one facility for prepared pork products. The openings of these production facilities are timed to support the higher demand from our new markets during the Chinese New Year from the last week of January through first week of February 2012.

"We are continuing to increase consumer awareness and purchases of Zhongpin products through sustained marketing and promotion programs, especially in the geographic regions where we are expanding our operations to support the growing demand for pork and related products.

"Under our Stock Repurchase Program, Zhongpin has purchased a total of 1,822,438 shares of its common stock for $15.8 million (including sales commissions) through September 30, 2011. We believe that these purchases will create additional value for shareholders.

"We remain on plan to deliver a very good year in 2011."

Capacity and market expansions

Zhongpin began operating its new phase 2 facility in Tianjin in September 2011, as planned. Phase 2 has a production capacity of 36,000 metric tons for prepared pork products. The phase 1 of the same facility began operating in January 2010 with a production capacity of 100,000 metric tons for chilled and frozen pork.

Zhongpin is investing about $61.5 million to build a slaughtering and processing plant, low temperature prepared pork plant, logistics center, and research and development center in Nong'an county in Changchun, Jilin. This facility will have a production capacity of about 70,000 metric tons for chilled pork, 25,000 metric tons for frozen pork, and 30,000 metric tons for prepared pork products. Construction began in September 2010. The Company expects to begin operating the chilled and frozen pork facility in the fourth quarter of 2011 and the prepared pork products facility in the third quarter of 2012.

Zhongpin is investing about $63.0 million to build a production facility, warehouse, and distribution center in Taizhou, Jiangsu. This facility will have a production capacity of about 80,000 metric tons for chilled and frozen pork, including easy-to-cook products, 20,000 metric tons for frozen pork, and 30,000 metric tons for prepared pork products. Construction began in September 2010. The Company expects to begin operating the chilled and frozen pork facility in the fourth quarter of 2011 and the new facility for prepared pork products in the third quarter of 2012.

Zhongpin is investing about $58.5 million, excluding the cost of land use rights that it has already obtained, to build a new production, research and development, and training complex in Changge, Henan. When complete, this new facility will have a production capacity of about 100,000 metric tons for prepared pork products. Adjacent to this new facility, the Company expects to develop a center for research and development, training, and quality assurance and control. Construction for the first phase with an annual production capacity of about 50,000 metric tons for prepared pork products began in the first quarter of 2011 and should be completed by the fourth quarter of 2011. The second phase, with a production capacity of about 50,000 metric tons for prepared pork products, should be completed by the fourth quarter of 2012. Zhongpin plans to open the research and development and training center by the fourth quarter of 2012.

Zhongpin has established a joint venture company, of which the Company owns 65%, with Henan Xinda Animal Husbandry Company Limited in June 2011. The joint venture company is financed by capital contributions, which have been made to date, and bank loans. The joint venture company is expected to provide 20,000 sire boars annually. The facility for sire boar breeding is under construction and should start operations in the first quarter 2012.

Zhongpin is investing approximately $18.0 million in a cold chain logistics distribution center in Anyang, Henan. This distribution center will have processing capacity, a temperature adjustable warehouse with a floor area of approximately 27,000 square meters, a distribution center, and a quality control center. The distribution center will be used for third-party cold chain logistics service. We expect to put this distribution center into operation in the third quarter of 2012.

Zhongpin plans to invest approximately $87.5 million in a chilled and frozen food processing and distribution center in Kunshan, Jiangsu, which is near Shanghai. The whole center will be built in three phases. The first phase will include a processing center, cold chain logistics center, and business complex. We expect to invest about $35.0 million on the first phase and expect to put it into operation in the fourth quarter of 2012.

As of September 30, 2011, Zhongpin had an annual capacity of 563,760 metric tons for chilled and frozen pork, 126,000 tons for prepared pork products, 20,000 tons for pork oil, and 30,000 tons for vegetables and fruits, for a combined total of 739,760 metric tons.

Outlook for pork demand and prices in China

China's economy continues to expand and pork continues to be China's preferred protein. Zhongpin believes that the outlook for China's pork processing industry remains quite positive.

Our purchasing cost of hogs and our selling price of pork both increased 60% in the third quarter of 2011 compared with the same period last year, primarily because the supply of hogs was insufficient to satisfy demand and inflation increased the cost to raise hogs.

Zhongpin expects hog prices to remain stable in the fourth quarter 2011 and to increase moderately during the first quarter of 2012 due to the strong demand for pork during the Chinese New Year.

Guidance for the year 2011

Mr. Warren Wang, Zhongpin's Chief Financial Officer, said, "We are maintaining our guidance for the year 2011.

"The guidance for 2011 is based on several assumptions and judgments that include:

•	Continuation of China's policies designed to stimulate domestic consumption and economic growth.

•	Average pork prices in China are expected to remain relatively high for the rest of 2011, assuming steady economic growth and the forecast for the supply of and the cost to raise hogs.

•
A higher percentage of sales from our higher-margin chilled pork and prepared pork products in 2011 than in 2010, while continuing to increase the sales volume of processed pork products to optimize our product mix.

•	Average capacity utilization for the year of about 75% for pork products.

•	Increasing distribution efficiencies and reduction in the duration of delivery times by expanding our cold chain logistics system, networks, and services.

•	Continuing to reinforce awareness, recognition, and selection of Zhongpin brand products nationally and in the major regional markets and to increase our market share and price premium.

•
And continuation of the Chinese government's support and subsidies for producers of agricultural products, such as Zhongpin. Total government subsidies for Zhongpin are expected to exceed $5 million in 2011.

"Given those assumptions, here are our guidance numbers.

"For the year 2011, we expect that Zhongpin's sales revenues should be within a range of $1.33 billion to $1.37 billion.

"Gross profit margin is expected to be within the range of 11.2% to 11.8%.

"Net profit margin is expected to be within the range of 5.2% to 5.8%.

"Diluted earnings per share for the year 2011 is currently expected to be within the range of $1.80 to $2.05 per share, assuming average diluted common shares outstanding of about 38.0 million shares in 2011.

"Zhongpin believes that China's meat and food industry will continue to consolidate in 2011 at a more rapid pace than in 2010, which may result in higher market shares for our main competitors. However, we believe that Zhongpin is equipped to meet the challenge of increasing competition and that our guidance for 2011 can be achieved."

Sales revenues

Sales revenues increased $157.0 million or 65% to $398.1 million in the third quarter 2011 from $241.1 million in the third quarter 2010, primarily due to higher pork prices, higher sales volume in pork products resulting from the continuing increase in the number of retail channels, geographic expansion, and higher sales to chain restaurants, food service providers, and wholesalers and distributors in China. The following table presents our sales by product division for the third quarters of 2011 and 2010.

	Sales by Division
	Three months ended September 30, 2011			Three months ended September 30, 2010
	Metric Tons	Revenues (millions)	Average Price / Metric Ton	Metric Tons	Revenues (millions)	Average Price / Metric Ton
Pork and Pork Products
Chilled pork	73,771	$247.7	$3,358	61,897	$130.6	$2,110
Frozen pork	33,045	93.0	$2,814	38,431	67.4	$1,754
Prepared pork products	21,600	52.4	$2,426	19,052	38.6	$2,026
Vegetables and Fruits	6,034	5.0	$829	6,495	4.5	$693
Total	134,450	$398.1	$2,961	125,875	$241.1	$1,915

Chilled pork revenues increased on higher tonnage at higher average prices. Revenues from chilled pork products increased 90% in the third quarter 2011 from third quarter 2010. Chilled pork tonnage increased 19% in the third quarter 2011 from the prior third quarter. The average price per metric ton for chilled pork increased 59% in the third quarter 2011 from the third quarter 2010.

Frozen pork revenues increased on lower tonnage at higher average prices. Revenues from frozen pork products increased 38% in the third quarter 2011 from the third quarter 2010. Frozen pork tonnage decreased 14% in the third quarter 2011 from the third quarter 2010. The average price per metric ton for frozen pork increased 60% in the third quarter 2011 from the third quarter 2010.

Prepared pork products revenues increased on higher tonnage at higher average prices. Revenues from prepared pork products increased 36% in the third quarter 2011 from the third quarter 2010. Prepared pork tonnage increased 13% in the third quarter 2011 from the third quarter 2010. The average price per metric ton for prepared pork products increased 20% in the third quarter 2011 from the third quarter 2010.

Pork and pork products totaled 98.7% of total revenues in the third quarter 2011 and 98.1% in the third quarter 2010.

Vegetables and fruits revenues increased on lower tonnage at higher average prices. Vegetables and fruits revenues increased 11% in the third quarter 2011 from the third quarter 2010. Tonnage of vegetables and fruits decreased 7% in the third quarter 2011 from the third quarter 2010. Average price per metric ton for vegetables and fruits increased 20% in the third quarter 2011 from the third quarter 2010. Vegetables and fruits were 1.3% of total revenues in the third quarter 2011 and 1.9% in the third quarter 2010.

Distribution channels

The sales of meat and vegetable products are closely related to the particular regional markets in which our distribution channels are located. Therefore, the increase in metric tons sold for the third quarter of 2011 was partly attributable to our efforts to expand our distribution channels. The following table shows the changes in our distribution channels.

	Numbers of Store and Cities Generating Sales Volume (unaudited)
	As of September 30,
	2011	2010	Net Change	% Change

Showcase stores	164	154	10	6%
Branded stores	1,239	1,057	182	17%
Supermarket counters	2,016	2,074	(58)	-3%
Total	3,419	3,285	134	4%

First-tier cities	29	29	--	--
Second-tier cities	133	128	5	4%
Third-tier cities	429	415	14	3%
Total	591	572	19	3%

The expansion of Zhongpin's distribution channels and geographical coverage has been a significant factor in the increase in its sales volume. The following table shows revenues by distribution channel.

	Sales by Distribution Channel (unaudited)
	(U.S. dollars in millions)
	Third quarter
	2011	2010	Net Change	% Change
Retail channels	$120.2	$92.1	$28.1	31%
Wholesalers and distributors	152.9	79.1	73.8	93%
Restaurants and food service	113.9	66.1	47.8	72%
Export	11.1	3.8	7.3	192%
Total	$398.1	$241.1	$157.0	65%

The increase in sales to different distribution channels was primarily due to the following factors:

•	the Company has built up its brand image and brand recognition through general advertising display promotions and sales campaigns;

•	the Company has increased the number of stores and other channels through which it sells its products;

•	Zhongpin believes that consumers are placing increased importance on food safety and are willing to pay higher prices for safe food products; and

•	pork prices began increasing in the middle of 2010 and peaked in the third quarter 2011.

Revenues from export sales increased $7.3 million or 192% to $11.1 million in the third quarter 2011 from $3.8 million the third quarter 2010.

Cost of sales

As discussed above, the raw material for all of our meat products are live hogs. Vegetable and fruit products are purchased from farmers located close to the Company's processing facility in Changge, Henan. As a result, the purchasing costs of live hogs and vegetables and fruits represent substantially all the costs of raw materials.

Costs of sales primarily include costs of raw materials, labor costs, and overhead. Of the total costs of sales, the costs of raw materials typically account for about 95% to 97%, overhead typically accounts for 2% to 3.5%, and labor costs typically account for 1.4% to 1.7%, with slight variations from period to period.

	Costs of Sales by Division (unaudited)
	Three months ended			Three months ended
	September 30, 2011			September 30, 2010
	Metric Tons	Amount (millions)	Average Cost per Metric Ton	Metric Tons	Amount (millions)	Average Cost per Metric Ton
Pork and Pork Products
Chilled pork	73,771	$223.6	$3,031	61,897	$117.0	$1,890
Frozen pork	33,045	86.4	$2,615	38,431	62.0	$1,613
Prepared pork products	21,600	43.9	$2,032	19,052	31.2	$1,638
Vegetables and Fruits	6,034	4.1	$679	6,495	3.6	$554
Total	134,450	$358.0	$2,663	125,875	$213.8	$1,699

Gross profit margin (gross profit divided by revenue) decreased to 10.1% in the third quarter 2011 from 11.3% in the third quarter 2010 primarily due to (a) competition in the market, (b) the percent increase in pork prices being less than the percent increase in hog prices, which is the main component of cost of sales, and (c) increased promotional activities to grow our market share.

General, administrative, and selling expenses

General and administrative expenses increased $1.3 million or 21% to $7.4 million in the third quarter 2011 from $6.1 million in the third quarter 2010 primarily due to a $1.2 million increase in salary and welfare expense, which was higher due to the hiring of additional employees to support the Company's growth and higher salaries aimed to partly offset inflation in China. As a percent of revenues, general and administrative expenses decreased to 1.9% in the third quarter 2011 from 2.5% for the third quarter 2010.

Selling expenses increased $2.5 million or 46% to $7.9 million in the third quarter 2011 from $5.4 million in the third quarter 2010. The increase was primarily due to higher sales of pork and pork products, which were supported by a $1.5 million increase in transportation fees and a $0.7 million increase in salaries. As a percent of revenues, selling expenses decreased to 2.0% in the third quarter 2011 from 2.2% in the third quarter 2010.

Interest expense, net

Interest expense increased $4.6 million or 192% to $7.0 million in the third quarter 2011 from $2.4 million in the third quarter 2010 primarily due to higher bank borrowings that included an increase of $26.7 million in long-term bank loans and an increase of $5.2 million in short-term bank loans, the fact that more bank notes have been cashed before maturity in the third quarter of 2011, and higher interest rates set by the People's Bank of China. The increase was partly offset by an increase in interest income due to increased bank deposits.

Other income and government subsidies

Other income decreased 67% to $0.4 million in the third quarter 2011 from $1.2 million in the third quarter 2010. Government subsidies increased 18% to $1.1 million in the third quarter 2011 from $1.0 million in the third quarter 2010.

Provision for income taxes

The effective tax rate in China on income generated from the sale of prepared products is 25%. There is no income tax on income generated from the sale of raw products, including raw meat products and raw vegetable and fruit products. The decrease of $0.1 million in the provision for income taxes in the third quarter 2011 from the third quarter 2010 resulted from a change in product mix, the increased sales of prepared meat products, and increased allocation of cost and expenses to the prepared pork segment

Net income

Net income increased 24% to $18.3 million in the third quarter 2011 from $14.7 million in the third quarter 2010 primarily due to higher revenues from more tonnage sold at higher average prices, effective use and control of expenses, lower income taxes, and higher government subsidies, partly offset by higher net interest expense.

The net profit margin (net income divided by revenues) declined to 4.6% in the third quarter 2011 from 6.1% in the third quarter 2010, primarily due to higher interest on higher bank borrowings and lower gross margin in the third quarter 2011.

Earnings per share

Basic earnings per share were $0.46 in the third quarter 2011, up 9.5% from $0.42 in the third quarter 2010 on average basic shares outstanding that were 15% higher in the third quarter 2011 than in the third quarter 2010. Average basic shares outstanding were 39,918,816 shares in the third quarter 2011 and 34,725,104 shares in the third quarter 2010.

Diluted earnings per share were $0.46 in the third quarter 2011, up 9.5% from $0.42 in the third quarter 2010 on average diluted shares outstanding that were 13% higher in the third quarter 2011 than in the third quarter 2010. Average diluted shares outstanding were 39,918,816 shares in the third quarter 2011 and 35,328,199 shares in the third quarter 2010.

Liquidity and capital resources

As of September 30, 2011, Zhongpin had cash and cash equivalents of $116.6 million and working capital of $46.5 million. Working capital is defined as current assets minus current liabilities.
Net cash provided by operating activities in the first nine months of 2011 was $60.3 million, derived primarily from net income of $54.5 million, depreciation of $12.5 million, and other items.

Net cash used in investing activities in the first nine months of 2011 was $159.0 million, mainly used for construction in progress of $102.2 million, an increase in restricted cash of $35.7 million, deposits for the purchase of land use rights of $16.5 million, and additions to property and equipment of $4.6 million.

Net cash provided by financing activities in the nine months of 2011 was $126.0 million, mainly from $66.4 million in proceeds from issuing new shares of common stock, net proceeds of $93.6 million from bank notes and short-term and long-term loans, less the repayment of long-term loans of $13.8 million, repayment of capital lease obligations of $5.1 million, and repurchases of Zhongpin's common stock of $15.8 million.

As a result, including the effects of currency exchange rate changes, cash and cash equivalents increased $32.4 million in the first nine months of 2011 to $116.6 million on September 30, 2011.

Zhongpin believes its existing cash and cash equivalents, together with its ability to secure bank borrowings, will be sufficient to finance its investment in new facilities, with budgeted capital expenditures of about $157.4 million over the next 12 months, and to satisfy its working capital needs. It intends to satisfy its short-term debt obligations that mature over the next 12 months through additional short-term bank loans, in most cases by rolling the maturing loans into new short-term loans with the same lenders as it has done in the past.

Conference call and webcast

Zhongpin will host its quarterly conference call and live webcast on November 9, 2011 at 8:00 a.m. Eastern Standard Time (New York), which is also 9:00 p.m. in Beijing on the same day.

The dial-in details for the live conference call are:

U.S. toll-free number	1 866 549 1292
International dial-in number	+852 3005 2050
Mainland China toll-free number	800 876 8626
Hong Kong local access	3005 2050
Participant PIN code	326 957#

The live webcast and archive of the conference call will be available on the Investor Relations section of Zhongpin's website at http://www.zpfood.com.

A telephone replay of the call will be available after the conclusion of the conference call through 8:00 a.m. EST on November 16, 2011. The dial-in details for the telephone replay are:

U.S. toll-free number	1 866 753 0743
International dial-in number	+852 3005 2020
Conference reference	145 136#

About Zhongpin

Zhongpin Inc. is a meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes 3,419 retail outlets as of September 30, 2011. Zhongpin's export markets include Europe, Hong Kong, and other countries in Asia. For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

Safe harbor statement

Certain statements in this news release may be forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Zhongpin has based its forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business strategy, results of operations, financial condition, and financing needs.

These projections involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as downturns in the Chinese economy, unanticipated changes in product demand, interruptions in the supply of live pigs and or raw pork, the effects of weather on hog feed production, poor performance of the retail distribution network, delivery delays, freezer facility malfunctions, Zhongpin's ability to build and commence new production facilities according to intended timelines, the ability to prepare Zhongpin for growth, the ability to predict Zhongpin's future financial performance and financing ability, changes in regulations, and other information detailed in Zhongpin's filings with the United States Securities and Exchange Commission. These filings are available from www.sec.gov or from Zhongpin's website at www.zpfood.com.

You are urged to consider these factors carefully in evaluating Zhongpin's forward-looking statements and are cautioned not to place undue reliance on those forward-looking statements, which are qualified in their entirety by this cautionary statement. All information provided in this news release is as of the date of this release. Zhongpin does not undertake any obligation to update any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)
Investor Relations Director
Telephone +86 10 8286 1788 extension 101 in Beijing
ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)
Chief Financial Officer
Telephone +86 10 8286 1788 extension 104 in Beijing
warren.wang@zhongpin.com

Christensen

Mr. Christian Arnell (English and Chinese)
Telephone +86 10 5826 4939 in Beijing
carnell@christensenir.com

Mr. Tom Myers (English)
Mobile +86 139 1141 3520 in Beijing
tmyers@christensenir.com

Financial statements follow.

ZHONGPIN INC.
CONSOLIDATED BALANCE SHEETS
(Amount in U.S. dollars)

	September 30,	December 31,
	2011	2010
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	116,619,216	84,172,186
Restricted cash	54,732,689	17,527,056
Bank notes receivable	49,226,849	19,282,740
Accounts receivable, net of allowance for doubtful accounts of $2,447,408 and $1,708,479	43,773,083	30,784,463
Other receivables, net of allowance for doubtful accounts of $373,460 and $232,751	3,471,352	1,035,850
Purchase deposits	23,383,067	7,415,567
Inventories	37,141,773	26,534,014
Prepaid expenses	392,413	391,386
VAT recoverable	34,942,499	20,771,902
Allowance receivables	2,889,846	2,477,928
Deferred tax assets	414,505	397,744
Other current assets	408,368	442,080
Total current assets	367,395,660	211,232,916

Long term investment	472,077	452,987
Property and equipment (net)	320,205,335	291,567,396
Deposits for purchase of land usage rights	34,601,296	17,059,644
Construction in progress	111,787,042	30,433,905
Land usage rights	88,702,126	86,475,708
Deferred charges	10,433	21,686
Other noncurrent assets	1,118,114	1,436,726

Total assets	924,292,083	638,680,968

LIABILITIES AND EQUITY

Current liabilities
Short-term loans	105,249,729	91,774,025
Bank notes payable	109,474,579	18,646,473
Long-term loans - current portion	11,003,434	14,943,260
Capital lease obligation-current portion	6,008,323	7,282,720
Accounts payable	39,891,335	8,551,003
Other payables	17,611,620	15,842,331
Accrued liabilities	11,907,207	9,794,474
Deposits from customers	17,525,349	8,255,194
Tax payable	1,441,724	1,604,847
Grant payable	786,794	-
Total current liabilities	320,900,094	176,694,327

Deferred tax liabilities	377,395	362,135
Deposits from customers-Long term portion	1,921,683	1,958,827
Capital lease obligation	1,183,697	4,999,454
Long-term loans	102,810,994	83,672,401

Total liabilities	427,193,863	267,687,144

Equity

Common stock: par value $0.001; 100,000,000 authorized; 40,355,502 and 35,338,160 shares issued and 38,533,064 and 35,338,160 outstanding	40,356	35,338
Additional paid-in capital	238,946,701	171,401,989
Retained earnings	224,500,373	169,979,344
Less: Treasury stock, at cost: 1,822,438 and 0 shares in 2011 and 2010	(15,797,352)	-
Accumulated other comprehensive income	48,582,031	29,577,153
Total Zhongpin Inc. Shareholders' Equity	496,272,109	370,993,824
Noncontrolling interest	826,111	-

Total shareholders' equity	497,098,220	370,993,824

Total liabilities and shareholders' equity	924,292,083	638,680,968

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amount in U.S. dollars) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Revenues
Sales revenues	$398,086,490	241,076,067	1,050,322,271	660,433,565
Cost of sales	(358,049,826)	(213,796,787)	(935,223,736)	(582,901,503)
Gross profit	40,036,664	27,279,280	115,098,535	77,532,062

Operating expenses
General and administrative expenses	(7,423,392)	(6,072,211)	(20,873,595)	(17,821,820)
Selling expenses	(7,866,984)	(5,384,108)	(22,597,879)	(14,359,608)
Research & development expenses	(20,127)	(20,581)	(475,437)	(97,304)
Impairment loss	-	(2,745)	-	(1,010,192)
Total operating expenses	(15,310,503)	(11,479,645)	(43,946,911)	(33,288,924)

Income from operations	24,726,161	15,799,635	71,151,624	44,243,138

Other income (expense)
Interest income(expenses),net	(7,017,272)	(2,400,733)	(15,828,655)	(5,736,583)
Other income (expenses),net	410,105	1,236,809	378,111	1,906,336
Exchange gain (loss)	(140,527)	-	(220,755)
Government subsidies	1,142,388	966,771	2,594,295	2,836,852
Total other income (expense)	(5,605,307)	(197,153)	(13,077,004)	(993,395)

Net income before taxes	19,120,854	15,602,482	58,074,620	43,249,743
Provision for income taxes	(799,129)	(921,691)	(3,553,613)	(2,953,044)

Net income after taxes	18,321,725	14,680,791	54,521,007	40,296,699
Net income attributable to noncontrolling interest	1,167	0	22	0

Net income attributable to Zhongpin Inc. shareholders	18,322,892	14,680,791	54,521,029	40,296,699

Foreign currency translation adjustment	9,098,658	4,563,655	19,031,328	6,341,925
Foreign currency translation adjustment attributable to noncontrolling interest	(14,885)	-	(26,450)	-
Foreign currency translation adjustment attributable to Zhongpin Inc. shareholders	9,083,773	4,563,655	19,004,878	6,341,925

Comprehensive income	27,420,383	19,244,446	73,552,335	46,638,624
Comprehensive income attributable to noncontrolling interest	(13,718)	-	(26,428)	-
Comprehensive income attributable to Zhongpin Inc. shareholders	$27,406,666	19,244,446	73,525,907	46,638,624

Basic earnings per common share	$0.46	$0.42	$1.41	$1.16
Diluted earnings per common share	$0.46	$0.42	$1.41	$1.14
Basic weighted average shares outstanding	39,918,816	34,725,104	38,723,299	34,751,158
Diluted weighted average shares outstanding	39,918,816	35,328,199	38,781,507	35,262,433

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amount in U.S. dollars) (Unaudited)

	Nine Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$54,521,007	$40,296,699
Adjustments to reconcile net income to
net cash provided by (used in) operating activities:
Depreciation	12,542,855	9,812,528
Amortization of intangible assets	1,386,615	973,253
Provision for allowance for bad debt	780,323	724,816
Staff welfare amortization	-	(276,501)
Impairment loss	-	1,010,199
Other income	(15,174)	(1,091,875)
Gain on disposal of a subsidiary	-	-
Stock-based compensation expense	1,193,067	1,739,238

Changes in operating assets and liabilities:
Accounts receivable	(12,087,046)	(16,397,025)
Other receivables	(2,467,660)	(210,161)
Purchase deposits	(15,311,424)	(133,747)
Prepaid expenses	12,906	(493,142)
Inventories	(9,281,330)	(8,764,421)
Allowance receivables	(300,748)	(4,426,220)
Tax refunds receivable	(13,003,464)	(5,928,053)
Other current assets	35,141	18,554
Deferred charges	11,899	15,721
Accounts payable	30,300,071	(287,734)
Other payables	1,104,339	2,069,661
Grants payable	769,527	-
Accrued liabilities	1,680,231	1,445,644
Taxes payable	(225,688)	(685,278)
Deposits from clients	8,726,458	1,234,965
Deposits from clients－Long term portion	(117,064)	(50,880)
Net cash provided (used) by operating activities	60,254,841	20,596,241

Cash flows from investing activities:
Deposits for purchase of land usage rights	(16,453,540)	(23,130,206)
Construction in progress	(102,225,007)	(40,765,205)
Additions to property and equipment	(4,645,211)	(9,750,903)
Additions to land usage rights	-	(479,304)
Proceeds on sale of fixed assets	36,983	131,028
Increase in restricted cash	(35,666,692)	(21,478,265)
Investment in a non-controlling entity	-	(440,716)
Net cash used in investing activities	(158,953,467)	(95,913,571)

Cash flows from financing activities:
Proceeds from (repayment of) bank notes, net	59,574,005	22,590,704
Proceeds from(repayment of) short-term loans, net	9,397,410	10,318,909
Proceeds from long-term loans	24,607,716	49,733,983
Repayment of long-term loans	(13,807,043)	(10,356,569)
Repayment of capital lease obligation	(5,097,774)	(4,987,359)
Proceeds from common stock	66,356,662	-
Repurchase of common stock	(15,797,352)	-
Proceeds from exercised warrants and option	-	213,350
Investment in a subsidiary by minority holder	808,003	-
Net cash provided by financing activities	126,041,627	67,513,018

Effect of rate changes on cash	5,104,029	1,207,989

Increase (decrease) in cash and cash equivalents	32,447,030	(6,596,323)

Cash and cash equivalents, beginning of period	84,172,186	68,982,259
Cash and cash equivalents, end of period	$116,619,216	$62,385,936

Supplemental disclosures of cash flow information:
Cash paid for interest	$16,292,479	$6,443,505
Cash paid for income taxes	$3,768,455	$2,898,394